Exhibit 10.2
October 20, 2006
ProQuest Company
777 Eisenhower Parkway
Ann Arbor, Michigan 48106-1346

Re:	Waiver and Omnibus Amendment Agreement dated as of May 2, 2006 (the “Waiver”) among ProQuest Company, a Delaware corporation (the “Company”), the subsidiary guarantors party thereto, the Noteholders party thereto, the Bank Lenders party thereto, the 2006 Lenders party thereto, LaSalle Bank Midwest National Association, as Administrative Agent for the Bank Lenders, and LaSalle Bank Midwest National Association, as Collateral Agent.
Gentlemen:
     The Company has requested the financing and modifications to the Waiver as described in the attached Waiver Extension Term Sheet (the “Term Sheet”). The undersigned hereby confirms its commitment to agree to provide the financing (in the percentage set forth opposite its name of the Superpriority Commitments) and make the modifications to the Waiver as described in the Term Sheet, subject only to (a) the preparation, execution and delivery of a reasonably acceptable amendment and other loan documents incorporating substantially the terms and the conditions outlined in the Term Sheet on or before November 30, 2006 and (b) there being no material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries on a consolidated basis since the date hereof (as disclosed to the undersigned by the Company as of the date hereof).
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Very truly yours,

[Lender]	[ ]	%

By:

Name:
Title:
[Signature Page to Commitment Letter]

October 20, 2006
ProQuest Company
777 Eisenhower Parkway
Ann Arbor, Michigan 48106-1346

Re:	Waiver and Omnibus Amendment Agreement dated as of May 2, 2006 (the “Waiver”) among ProQuest Company, a Delaware corporation (the “Company”), the subsidiary guarantors party thereto, the Noteholders party thereto, the Bank Lenders party thereto, the 2006 Lenders party thereto, LaSalle Bank Midwest National Association, as Administrative Agent for the Bank Lenders, and LaSalle Bank Midwest National Association, as Collateral Agent.
Gentlemen:
     The Company has requested the financing and modifications to the Waiver as described in the attached Waiver Extension Term Sheet (the “Term Sheet”). The undersigned hereby confirms its commitment to agree to provide the modifications to the Waiver as described in the Term Sheet, subject only to (a) the preparation, execution and delivery of a reasonably acceptable amendment and other loan documents incorporating substantially the terms and the conditions outlined in the Term Sheet on or before November 30, 2006 and (b) there being no material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries on a consolidated basis since the date hereof (as disclosed to the undersigned by the Company as of the date hereof).
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Very truly yours,

[Lender]

By:

Name:
Title:
[Signature Page to Commitment Letter]

October 19, 2006
LaSalle Bank Midwest National Association, as Administrative Agent
2600 W. Big Beaver Road
Troy, MI 48084
ProQuest Company
777 Eisenhower Parkway
Ann Arbor, Michigan 48106-1346
Re: Waiver and Omnibus Amendment Agreement dated as of May 2, 2006 (the “Waiver”) among ProQuest Company, a Delaware corporation (the “Company”), the subsidiary guarantors party thereto, the Noteholders party thereto, the Bank Lenders party thereto, the 2006 Lenders party thereto, LaSalle Bank Midwest National Association, as Administrative Agent for the Bank Lenders, and LaSalle Bank Midwest National Association, as Collateral Agent.
Gentlemen:
     The Company has requested the financing and modifications to the Waiver as described in the attached Waiver Extension Term Sheet (the “Term Sheet”). The undersigned hereby confirms its commitment to agree to provide the financing and make the modifications to the Waiver as described in the Term Sheet, subject only to (a) the preparation, execution and delivery of a reasonably acceptable amendment and other loan documents incorporating substantially the terms and the conditions outlined in the Term Sheet on or before November 30, 2006 and (b) there being no material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries on a consolidated basis since the date hereof (as disclosed to the undersigned by the Company as of the date hereof). The undersigned has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own decision to enter deliver this letter.
Very truly yours,
Bank Lender Name:

By:

Title:

Confidential Discussion Term Sheet	ProQuest Company
PROQUEST COMPANY
WAIVER EXTENSION TERM SHEET
DRAFT FOR SETTLEMENT DISCUSSION PURPOSES ONLY
October 2006
This term sheet is not intended to be, and shall not be construed as, a commitment by any party to enter into the transactions described below, nor as an offer to purchase or sell any security described herein. This term sheet has not been approved by the Creditors, the Administrative Agent or the Collateral Agent, and does not set forth all material terms of a possible transaction, but is intended merely to facilitate settlement discussions. All terms of this proposed term sheet remain subject to change. No legally binding obligation of any party will arise unless and until definitive documentation is executed. This term sheet is provided as a settlement document in furtherance of settlement discussions. Accordingly, this term sheet is entitled to protection from disclosure or use in any evidentiary proceeding pursuant to Federal Rule of Evidence 408 or any other applicable rule of evidence. This term sheet does not constitute a solicitation of votes for a plan of reorganization.
The following outlines the modifications to be implemented under an amendment (the “Waiver Amendment”) as discussed among the parties to the Waiver and Omnibus Amendment Agreement dated as of May 2, 2006 (the “Waiver”) among ProQuest Company, a Delaware corporation (the “Company”), the subsidiary guarantors party thereto, the Noteholders party thereto, the Bank Lenders party thereto, the 2006 Lenders party thereto, and LaSalle Bank Midwest National Association, as Collateral Agent.
1. Consent to the sale of the PBS Business Unit. The Creditor Parties consent to the sale of the PBS Business Unit (the “PBS Sale”) subject to the each of the following conditions:
a)	Minimum gross proceeds of $480,727,000 (the “Minimum Gross Proceeds”; please note that this amount has been reduced because the line item below for monetized assets of $19,150,000 (which line item reduced the amount of the Minimum Gross Proceeds used to pay the debt owed to the Creditors) has been eliminated, as those liabilities will be assumed by the buyer).

b)	Minimum net proceeds (i.e., the amount applied as payments on the 2002 Note Agreement, the 2005 Note Agreement and the 2005 Credit Agreement) equal to the Minimum Gross Proceeds minus the Permitted Payments, as defined below (the “Minimum Net Proceeds”).

c)	PBS Sale closed and debt of the Creditors paid down pro rata by the Minimum Net Proceeds on or before December 31, 2006.

d)	Other terms of the PBS Sale reasonably satisfactory to the Required Creditor Group.

e)	PBS Sale proceeds shall not be used for any purpose other than payments on the 2002 Note Agreement, the 2005 Note Agreement and the 2005 Credit Agreement and the following purposes (collectively, the “Permitted Payments”) as proposed by the Company, and will not exceed the amount listed below by the Company for each such purpose:

i)	Investment banker fees:	$7,500,000
ii)	Transaction costs (legal and other closing fees ):	$4,000,000	*
iii)	Transfer to I&L UK to cover existing overdrafts and required working capital	$8,000,000
iv)	Amounts to resolve UK pension issues:	$5,600,000

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Confidential Discussion Term Sheet	ProQuest Company

v)	Retirement benefit plan obligation to PBS employees	$3,100,000
vi)	PBS annual bonus	$2,500,000
vii)	Quarterly sales bonuses	$300,000
viii)	Transaction sales incentives bonuses	$1,500,000
	Total:	$32,500,000

*	Such amount is a cap on transaction costs; only actual documented transactional costs shall be included in Permitted Payments.
2. Waiver Period Extension. The conditions to be satisfied to extend the Waiver Period past November 30, 2006 in Section 2(c) of the Waiver shall be waived and the Outside Waiver Termination Date shall be extended to March 15, 2007. All other terms of Section 2(b)(ii) of the Waiver continue in full force and effect. To extend the Waiver Period beyond March 15, 2007, requires the written consent of each Creditor.
3. Superpriority Facility. The Superpriority Commitments and Superpriority Advances will be modified as follows:
a)	Superpriority Commitments will be provided to the Company for the period from the closing of the Waiver Amendment until March 15, 2007 in the following amounts:

i)	Waiver Amendment closing through December 31, 2006	$0
ii)	January 1, 2007 through January 31, 2007	$14,999,000
iii)	February 1, 2007 through February 28, 2007	$20,319,000
iv)	March 1, 2007 to but excluding March 15, 2007	$34,304,000	*

*	The Superpriority Advances will not be permitted to exceed $20,319,000 at any time after February 28, 2007 unless, on or before February 28, 2007, the Company shall deliver the items described in Sections 6(e) and (f) below.
b)	The Bank Lenders as a group shall be responsible for providing their pro rata share of the Superpriority Commitments and certain of the 2006 Lenders as a group shall be responsible for providing their pro rata share of the Superpriority Commitments, with such pro rata share of the Bank Lenders based on the Bank Lender’s share of the aggregate amount of the existing Notes and the Existing Bank Advances and such pro rata share of such 2006 Lenders based on the Noteholders’ share of the aggregate amount of the existing Notes and the Existing Bank Advances. The procedures for providing the Superpriority Commitments and Superpriority Advances shall be reasonably acceptable to the Company and the Required Creditor Group and similar to the procedures and terms previously applicable; without limiting the foregoing, it is agreed that a reasonable fee shall be provided to each agent.

c)	In addition to other conditions, Superpriority Advances by the Bank Lender (“Bank Superpriority Advances”) will not be made if the Administrative Agent receives written notice of default under the Waiver from any Creditor at least one business day prior to the date such Bank Superpriority Advances are to be made and such default has not been waived in writing by the Required Creditor Group, provided that Bank Superpriority Advances not to exceed $5,000,000 of the amount of the Bank Superpriority Commitments in the aggregate may be made in the sole discretion of the Required Bank Lenders during such default. In addition to other conditions, Superpriority Advances by certain of the 2006 Lenders (“Noteholder Superpriority Advances”)

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Confidential Discussion Term Sheet	ProQuest Company
will not be made if the Noteholder Agent receives written notice of default under the Waiver from any Creditor at least one business day prior to the date such Noteholder Superpriority Advances are to be made and such default has not been waived in writing by the Required Creditor Group, provided that Noteholder Superpriority Advances not to exceed $5,000,000 of the amount of the Noteholder Superpriority Commitments in the aggregate may be made in the sole discretion of the 2006 Lenders holding a majority of the Noteholder Superpriority Commitments during such default.

d)	The Company shall be required to make a prepayment of the Superpriority Advances (and, if the Superpriority Advances are paid in full, pro rata to the 2002 Notes, the 2005 Notes and the Existing Bank Advances), at the end of each week in an amount equal to the excess, if any, of the aggregate amount of domestic cash and cash equivalents of the Company and Guarantors in excess of $5,000,000. The increase of such $5,000,000 amount to $25,000,000 at the end of November, 2006, shall be in effect only until January 31, 2007, at which time it will return to $5,000,000.
4. Fees. The Company shall pay the following fees:
a)	A fee of 25 basis points payable on the closing date of the Waiver Amendment to each Noteholder on the aggregate principal amount of its existing Notes.

b)	A fee of 25 basis points payable on the closing date of the Waiver Amendment to each Bank Lender on the aggregate principal amount of its Existing Bank Advances.

c)	A fee of 50 basis points payable on the closing date of the Waiver Amendment to each Bank Lender and each 2006 Lender on the highest principal amount of its Superpriority Commitment at any time during the Waiver Period.
5. Interest. The interest rates shall be modified as follows:
a)	On January 1, 2007, the interest rates on the existing Notes and Existing Bank Advances shall be permanently increased by 25 basis points.

b)	On February 1, 2007, the interest rates on the existing Notes and Existing Bank Advances shall be permanently increased by an additional 50 basis points

c)	On March 1, 2007, the interest rates on the existing Notes and Existing Bank Advances shall be permanently increased by an additional 100 basis points.

d)	The initial interest rates on the Superpriority Advances shall be set at LIBOR + 400 bps or prime + 250 bps.

e)	On February 1, 2007, the interest rates on the Superpriority Advances shall be increased by 50 basis points.

f)	On March 1, 2007, the interest rates on the Superpriority Advances shall be increased by an additional 100 basis points.

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Confidential Discussion Term Sheet	ProQuest Company
6. Covenants.
a)	Monthly EBITDA financial covenant will be amended to (i) account for the variance in restatement costs (resulting in a reduction of the monthly EBITDA covenants by approximately $7,000,000 each month) and (ii) exclude the effects of the PBS Sale and any expenses associated therewith, and account for any cost savings as a result of the PBS Sale.

b)	The Company has indicated its intent to consider selling certain assets and to refinance the Creditors. The Company will provide updates on the progress of any such sales and refinancings and provide such other information regarding such sale in such form and at such times as reasonably requested by the Bank Lenders or the Noteholders. The proceeds of any such sale or refinancing shall be applied to the Superpriority Advances (and shall permanently reduce the Superpriority Commitments by such amount), the existing Notes and Existing Bank Advances and other obligations owing to the Creditors in the order provided in the Intercreditor Agreement.

c)	All of the sale proceeds related to the PBS Sale allocable to the Company’s U.K. subsidiaries shall be repatriated (except for that portion set forth in Section 1(e)(iv) above) and included in the Minimum Gross Proceeds.

d)	By November 30, 2006, the Company shall deliver (i) audited 2005 financial statements for PBS, and (ii) unaudited financial statements for the 2005 fiscal year and the 2006 third fiscal quarter for the Company and all of its subsidiaries. Failure to deliver any such statements by such date shall not be an Event of Default but shall result in the automatic and permanent additional pricing increase on the Existing Bank Advances and the existing Notes of 25 bps.

e)	By January 15, 2007, the Company shall deliver its 2005 audited financial statements certified by independent auditors of nationally recognized standing (recognizing that such audit may not be “clean” and may include a going concern statement from such auditors related to the terms of the Waiver, as amended). Failure to obtain such audit by such date shall not be an Event of Default but shall result in the automatic and permanent additional pricing increase on all debt of 100 bps.

f)	By January 31, 2007, the Company shall deliver written evidence reasonably acceptable to the Required Creditor Group that it has agreed to the sale of certain assets, received commitments from a reputable lending source or a combination thereof for the paydown/refinancing of all remaining debt of the Creditors (including the Superpriority Advances), which such agreements may contain customary closing conditions (but no due diligence conditions), and indicate ready, willing and able counterparties to provide sufficient net cash to the Company to retire all remaining debt of the Creditors (including the Superpriority Advances) on or before March 15, 2007. Failure to deliver such documents by such date shall not be an Event of Default but shall result in the automatic and permanent additional pricing increase on all debt of 200 bps.

g)	All obligations owing to the Creditors shall be paid in full on March 15, 2007, and any extension of such payment date shall require the written consent of all Creditors.
Each interest rate increase in this Section 6 and those in Section 5 is in addition to each other such increase.
7. Events of Default. The following Events of Default shall be added:
a)	The Company shall fail to close the PBS Sale on the terms described above on or before December 31, 2006, which Event of Default may be waived with the written consent of the

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Confidential Discussion Term Sheet	ProQuest Company
Required Creditor Group, provided that any (i) extension of the December 31, 2006 date for the closing of the PBS Sale and (ii) any reduction in the Minimum Gross Proceeds applied to the debt of the Creditors shall require the written consent of all Creditors.

b)	Payments in excess of $5,600,000 are made or required to made with respect to the UK pension obligations prior to the sale of I&L, which Event of Default may be waived with the written consent of the Required Creditor Group.

c)	Certain significant adverse events to be determined with respect the Company’s securities litigation and other litigation or its tax or pension liability shall occur, which Event of Default may be waived with the written consent of the Required Creditor Group.
8. Conditions. The Waiver Amendment shall be effective upon the satisfaction of the following conditions:
a)	The signing of definitive purchase and sale agreements reasonably satisfactory to the Creditors for the PBS sale.

b)	The Company shall have provided such evidence and opinions with respect to the UK pension obligations and the ability to repatriate funds to the U.S. in connection with the PBS Sale as reasonably requested by the Bank Lenders or the Noteholders.

c)	The Company shall have provided such updated information with respect to the status of its 2005 audited financial statements as requested by the Bank Lenders or the Noteholders.

d)	The Company shall have provided all other documents, agreements and other due diligence materials requested by the Bank Lenders or the Noteholders.

e)	The Company and each Guarantor shall have provided such resolutions, certificates, opinions of counsel and other documents and agreements in connection herewith as requested by the Bank Lenders or the Noteholders.

f)	The Company shall have paid all fees required to paid as of the closing of the Waiver Amendment, including without limitation all fees to the Creditors and all attorney and advisor fees.

g)	The Company and each Guarantor shall have released each of the Creditors (in their capacities as creditors and as agent, as applicable), their employees, officers, directors, agents and advisors from any and all claims arising prior to the effectiveness of the Waiver Amendment in connection with or relating to the Creditor Loan Agreements and entered into such other waivers as requested by the Bank Lenders or the Noteholders.

h)	The satisfaction of such other conditions requested by the Bank Lenders, the Administrative Agent, the Collateral Agent or the Noteholders.
9. Waiver Reset. Notwithstanding anything herein to the contrary, if (i) the Company fails to close the PBS Sale on the terms described above on or before December 31, 2006, (ii) as of November 30, 2006, the Company has satisfied the conditions required under the Waiver (prior to the Waiver Amendment) to extend the Waiver Period to January 31, 2007, and (iii) the Company terminates the

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Confidential Discussion Term Sheet	ProQuest Company
Superpriority Facility described in Section 3 above prior to borrowing under such facility, then (A) no Event of Default will occur as a result of such failure, (B) the Waiver Period will terminate as of January 31, 2007, and (C) the interest rate increases contemplated hereby will not take effect.
Except as otherwise provided herein, the Waiver shall remain in full force and effect and all other material terms and conditions of the Waiver shall remain substantially unchanged, provided that additional modifications of certain other terms to be determined by the Company and the Creditors may be included in the Waiver Amendment.
*     *     *     *
This Term Sheet is confidential and, except for disclosure in connection with this transaction to your board of directors, officers and professional advisors retained by you (each of whom shall be made aware of the confidentiality hereof and agree thereto) or as may be required by law or court order, may not be disclosed in whole or in part to any other person or entity. All capitalized terms used herein that are not otherwise defined herein have the meanings given to such terms in the Waiver.

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